Capital Bancorp Announces Board of Director Changes

Rockville, MD, December 27, 2021—Capital Bancorp, Inc., (NASDAQ: CBNK)(“Capital” or “Company”) the holding company of Capital Bank, N.A. (the “Bank”), continues its proud tradition of strong leadership with the announcement of new board member Jerome Bailey. Bailey is a member of the Bank’s board and managing member of Bailey Real Estate Holdings, LLC in Washington, D.C., and has been a leader in the multifamily, affordable housing industry in the D.C. area for nearly two decades.

“We are pleased to have Jerome Bailey join us on the holding company board. Over the years, he has proven himself a seasoned and capable entrepreneur starting his own real estate development company while focusing on his many philanthropic initiatives to uplift the community in which he lives,” said Steven Schwartz, Chairman of the Board of Capital.

Since 2013, Bailey has held the position of Vice Chairman of the Board of the Bank as well as Chairman of the Board Loan Committee. “At age 45, Bailey brings a wealth of experience and a fresh perspective to the board. He is well known in real estate development and construction in the metropolitan D.C. area, and his vast knowledge and intellect will be an exceptional complement to the directors of the Bank,” added Schwartz.

Retiring from the board is Stephen Ashman. At various times, Ashman served as CEO of the Bank and Capital, and as chairman of both boards—including when Capital went public in 2018. “Throughout Ashman’s tenure at Capital Bank, collaboration between the board and executive team has grown the Bank to an impressive $2.2 billion,” said Schwartz. “That’s a testament to Ashman’s invaluable recruitment and tutelage of other directors, his role with the multiple FDIC-assisted acquisitions completed during his tenure, and his recruitment of key C-suite employees.”

Ed Barry, CEO of the Company added, “Capital Bancorp is well positioned to continue its phenomenal growth with board members of exceptional caliber. We look forward to what Jerome Bailey will bring to the table in terms of growth, new initiatives and all holding company matters, partnered with executive leadership.”

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the fifth largest bank headquartered in Maryland at September 30, 2020. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $2.2 billion at September 30, 2021 and its common stock is traded on the NASDAQ Global Select Market under the symbol “CBNK.” More information can be found at the Company’s website www.CapitalBankMD.com under its investor relations page.